STATE STREET RESEARCH CAPITAL TRUST

                                Amendment No. 6
                                       to
               First Amended and Restated Master Trust Agreement

                            INSTRUMENT OF AMENDMENT

      Pursuant to Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Capital Trust (the "Trust") dated February 5, 1993 (the "Master Trust Agreement"), as heretofore amended, the following action is taken:

The following is added immediately prior to the last sentence of Article V,
Section 5.1:

            "Execution of a proxy by a person or organization, which has been authorized to do so by a Shareholder pursuant to telephonic or electronically transmitted instructions, shall constitute execution of such proxy by or on behalf of such Shareholder."

      This Amendment shall be effective as of February 23, 1999.

      IN WITNESS WHEREOF, the undersigned assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.


                                         /s/ Darman A. Wing
                                         ------------------------------
                                         Darman A. Wing
                                         Assistant Secretary